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                                  EXHIBIT 12.1

                           JOHN Q. HAMMONS HOTELS, L.P
                  HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                 (000's omitted)


                                                   1997       1998        1999        2000         2001
                                                   ----       ----        ----        ----         ----
HISTORICAL EARNINGS:
Income (loss) before minority interest,
provision for income taxes, extraordinary
item and cumulative effect of change in
accounting principle                             $ 8,791     $   338     $  (973)    $(2,422)   $(11,899)

Add:
Interest, amortization of deferred financing
fees and other fixed charges (excluding
interest capitalized)                             45,086      58,257      63,456      75,451      72,550
                                                  ------     -------     -------     -------    --------

   Historical earnings                           $53,877     $58,595     $62,483     $73,029    $ 60,651
                                                 =======     =======     =======     =======    ========

FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees                                  $44,325     $57,286     $62,209     $73,833    $ 70,975

Interest capitalized                              10,259       6,163       6,770         504           -

Interest element of rentals                          761         971       1,247       1,618       1,575
                                                 -------     -------     -------     -------    --------

   Fixed charges                                 $55,345     $64,420     $70,226     $75,955    $ 72,550
                                                 =======     =======     =======     =======    ========

RATIO OF EARNINGS TO FIXED CHARGES (A)              0.97        0.91        0.89        0.96        0.84
                                                 =======     =======     =======     =======    ========
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(A)  In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
     (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).

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